Exhibit 99.2

VALEANT PHARMACEUTICALS INTERNATIONAL, INC. AND

ORTHO DERMATOLOGICS DIVISION OF JANSSEN PHARMACEUTICALS, INC

UNAUDITED PRO FORMA CONDENSED COMBINED

FINANCIAL STATEMENTS

The unaudited pro forma condensed combined statements of income for the fiscal year ended December 31, 2010 and for the nine months ended September 30, 2011 combine the historical consolidated statements of income of Valeant Pharmaceuticals International, Inc. (“Valeant”) and the special-purpose financial statements of Ortho Dermatologics division of Janssen Pharmaceuticals, Inc (“Ortho”), as if the acquisition had occurred on January 1, 2010. The unaudited pro forma condensed combined statements of income for the fiscal year ended December 31, 2010 also combine the historical consolidated statements of income of Biovail Corporation (“Biovail”, subsequently renamed Valeant Pharmaceuticals International, Inc.) and Valeant Pharmaceuticals International (“Old Valeant”), giving effect to the acquisition of Old Valeant by Biovail (the “Merger”), as more fully described in Valeant’s Annual Report on Form 10-K for the year ended December 31, 2010, which took place on September 28, 2010, as if it had occurred on January 1, 2010.

The unaudited pro forma condensed combined balance sheet as of September 30, 2011 combines the historical consolidated balance sheet of Valeant and the unaudited special-purpose statement of assets to be sold of Ortho, giving effect to the acquisition as if it had occurred on September 30, 2011.

The historical consolidated financial information has been adjusted to give effect to pro forma events that are (1) directly attributable to the acquisition, (2) factually supportable, and (3) with respect to the statements of income, expected to have a continuing impact on the combined results. The unaudited pro forma condensed combined financial information should be read in conjunction with the accompanying notes to the unaudited pro forma condensed combined financial statements. In addition, the unaudited pro forma condensed combined financial information was based on the:

•

separate audited consolidated financial statements of Valeant as of and for the year ended December 31, 2010 and the related notes included in Valeant’s Annual Report on Form 10-K for the year ended December 31, 2010;

•

separate unaudited statement of income of Old Valeant for the period from January 1, 2010 to September 27, 2010, which combines the unaudited consolidated statement of operations for the six months ended June 30, 2010, which was included in Old Valeant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2010, and the unaudited consolidated statement of operations for the period from July 1, 2010 to September 27, 2010;

•	separate audited special-purpose financial statements of Ortho as of and for the year ended January 2, 2011 and the related notes for the year then ended included herein;

•

separate unaudited consolidated financial statements of Valeant as of and for the nine months ended September 30, 2011 and the related notes included in Valeant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2011; and

•	separate unaudited special-purpose financial statements of Ortho as of and for the nine months ended October 2, 2011 and the related notes included herein.

The unaudited pro forma condensed combined financial information has been presented for informational purposes only. The pro forma information is not necessarily indicative of what the combined company’s financial position or results of operations actually would have been had the acquisitions been completed as of the dates indicated. In addition, the unaudited pro forma condensed combined financial information does not purport to project the future financial position or operating results of the combined company. There were no material transactions between Valeant and Ortho, between Old Valeant and Ortho or between Biovail and Old Valeant during the periods presented in the unaudited pro forma condensed combined financial statements that would need to be eliminated.

The unaudited pro forma condensed combined financial information has been prepared using the acquisition method of accounting under U.S. GAAP. The accounting for the acquisition of Ortho is dependent upon certain valuations that are provisional and is subject to change. Valeant will finalize these amounts as it obtains the information necessary to complete the measurement process. Accordingly, the pro forma adjustments are preliminary and have been made solely for the purpose of providing unaudited pro forma condensed combined financial information. Differences between these preliminary estimates and the final acquisition accounting may occur and these differences could have a material impact on the accompanying unaudited pro forma condensed combined financial statements and Valeant’s future results of operations and financial position.

The unaudited pro forma condensed combined financial information does not reflect any cost savings, operating synergies or revenue enhancements that the combined company may achieve as a result of the acquisition, the costs to integrate the operations of Valeant and Ortho or the costs necessary to achieve these cost savings, operating synergies and revenue enhancements.

UNAUDITED PRO FORMA CONDENSED COMBINED

STATEMENT OF INCOME

For the year ended December 31, 2010

	Valeant	Old Valeant (Jan 1 - Sep 27)	Pro forma adjustments (Note 6)		Valeant Pro forma	Ortho	Pro forma adjustments (Note 7)		Pro forma combined
	(All dollar amounts expressed in thousands of U.S. dollars except per share data)
Revenue
Product sales	$1,133,371	$634,550			$1,767,921	$147,097			$1,915,018
Alliance and royalty	35,109	98,888			133,997				133,997
Service and other	12,757	13,359			26,116				26,116

	1,181,237	746,797			1,928,034	147,097			2,075,131

Expenses
Cost of goods sold (exclusive of amortization of intangible assets shown below)	395,595	185,334	(52,450	) (b),(g),(i)	528,479	20,358	(867	) (A)	547,970
Cost of alliance and service revenues	10,155	9,410			19,565				19,565
Selling, general and administrative	276,546	229,908	19,927	(b),(g)	526,381	46,004			572,385
Research and development	68,311	37,270	440	(b),(g)	106,021	18,599			124,620
Amortization of intangible assets	219,758	67,641	109,972	(a)	397,371		39,081	(A),(B)	436,452
Restructuring and integration costs	140,840	31,878	(162,722	) (h)	9,996				9,996
Acquired in-process research and development	89,245	—			89,245				89,245
Acquisition-related costs	38,262	75,718	(109,550	) (h)	4,430				4,430
Legal settlements	52,610	1,550			54,160				54,160

	1,291,322	638,709	(194,383)		1,735,648	84,961	38,214		1,858,823

Operating income (loss)	(110,085)	108,088	194,383		192,386	62,136	(38,214)		216,308
Interest income	1,294	1,162			2,456				2,456
Interest expense	(84,307)	(54,614)	(84,870	) (c)	(223,791)		(10,458	) (D)	(234,249)
Write-down of deferred financing costs	(5,774)	—	5,774	(d)	—				—
Foreign exchange and other	574	(3,253)			(2,679)				(2,679)
Loss on extinguishment of debt	(32,413)	(205,591)	205,591	(e)	(32,413)				(32,413)
Gain (loss) on investments, net	(5,552)	—			(5,552)				(5,552)

Income (loss) from continuing operations before recovery of income taxes	(236,263)	(154,208)	320,878		(69,593)	62,136	(48,672)		(56,129)
(Recovery of) provision for income taxes	(28,070)	(46,059)	70,567	(f)	(3,562)		957	(C)	(2,605)

Income (loss) from continuing operations	(208,193)	(108,149)	250,311		(66,031)	62,136	(49,629)		(53,524)
Less: income from continuing operations attributable to non-controlling interest		3			3				3

Income (loss) from continuing operations attributable to controlling interest	$(208,193)	$(108,152)	$250,311		$(66,034)	$62,136	$(49,629)		$(53,527)

Loss from continuing operations attributable to controlling interest per share - basic	$(1.06)				$(0.22)				$(0.18)

Loss from continuing operations attributable to controlling interest per share - diluted	$(1.06)				$(0.22)				$(0.18)

Weighted-average common shares
Basic	195,808				299,984				299,984
Diluted	195,808				299,984				299,984

See the accompanying notes to the unaudited pro forma condensed combined financial statements, which are an integral part of these statements. The pro forma adjustments are explained in Notes 6. Pro Forma Adjustments in connection with the Biovail-Valeant Merger and 7. Pro Forma Adjustments in connection with the Acquisition of Ortho.

UNAUDITED PRO FORMA CONDENSED COMBINED

STATEMENT OF INCOME

For the nine months ended September 30, 2011

	Valeant	Pro forma adjustments (Note 6)		Valeant Pro forma	Ortho	Pro forma adjustments (Note 7)		Pro forma combined
	(All dollar amounts expressed in thousands of U.S. dollars except per share data)
Revenue
Product sales	$1,600,879			$1,600,879	$104,999			$1,705,878
Alliance and royalty	146,873			146,873				146,873
Service and other	27,245			27,245				27,245

	1,774,997			1,774,997	104,999			1,879,996

Expenses
Cost of goods sold (exclusive of amortization of intangible assets shown below)	501,767	(27,269	) (i)	474,498	15,444	(650	) (A)	489,292
Cost of alliance and service revenues	40,418			40,418				40,418
Selling, general and administrative	423,964			423,964	34,513			458,477
Research and development	48,910			48,910	12,714			61,624
Amortization of intangible assets	365,016			365,016		29,311	(A), (B)	394,327
Restructuring and integration costs	61,039			61,039				61,039
Acquired in-process research and development	4,000			4,000				4,000
Acquisition-related costs	12,874			12,874		(1,479	) (E)	11,395
Legal settlements	2,400			2,400				2,400
Acquisition-related contingent consideration	9,042			9,042				9,042

	1,469,430	(27,269)		1,442,161	62,671	27,182		1,532,014

Operating income	305,567	27,269		332,836	42,328	(27,182)		347,982
Interest income	2,941			2,941				2,941
Interest expense	(239,328)			(239,328)		(7,844	) (D)	(247,172)
Loss on extinguishment of debt	(33,325)			(33,325)				(33,325)
Foreign exchange and other	64			64				64
Gain (loss) on investments, net	22,787			22,787				22,787

Income before recovery of income taxes	58,706	27,269		85,975	42,328	(35,026)		93,277
(Recovery of) provision for income taxes	(44,998)	10,362	(f)	(34,636)		547	(C)	(34,089)

Net income	$103,704	$16,907		$120,611	$42,328	$(35,573)		$127,366

Basic earnings per share	$0.34			$0.40				$0.42

Diluted earnings per share	$0.32			$0.37				$0.39

Weighted-average common shares
Basic	303,285			303,285				303,285
Diluted	329,010			329,010				329,010

See the accompanying notes to the unaudited pro forma condensed combined financial statements, which are an integral part of these statements. The pro forma adjustments are explained in Notes 6. Pro Forma Adjustments in connection with the Biovail-Valeant Merger and 7. Pro Forma Adjustments in connection with the Acquisition of Ortho.

UNAUDITED PRO FORMA CONDENSED COMBINED

BALANCE SHEET

As of September 30, 2011

	Valeant	Ortho	Pro forma adjustments (Note 7)		Pro forma combined
	(All dollar amounts expressed in thousands of U.S. dollars)
Assets
Current
Cash and cash equivalents	$254,559	$—	$(26,385	) (L), (M)	$228,174
Marketable securities	2,967	—	—		2,967
Accounts receivable, net	450,379	—	—		450,379
Inventories, net	259,648	2,183	3,986	(F)	265,817
Prepaid expenses and other current assets	32,855	—	—		32,855
Assets held for sale	3,644	—	—		3,644
Income taxes receivable	17,528	—	—		17,528
Deferred tax assets, net	77,529	—	—		77,529

	1,099,109	2,183	(22,399)		1,078,893

Property, plant and equipment, net	355,663	222	(16	) (H)	355,869
Intangible assets, net	6,832,698	6,237	331,680	(G)	7,170,615
Goodwill	3,379,137	—	3,507	(I)	3,382,644
Deferred tax assets, net	93,637	—	—		93,637
Other long-term assets, net	58,117	—	—		58,117

Total assets	$11,818,361	$8,642	$312,772		$12,139,775

Liabilities
Current
Accounts payable	$148,777	$—	$—		$148,777
Accrued liabilities	468,241	—	—		468,241
Acquisition-related contingent consideration	145,611	—	—		145,611
Income taxes payable	41,639	—	—		41,639
Deferred revenue	14,747	—	—		14,747
Current portion of long-term debt	38,943	—	—		38,943
Liabilities for uncertain tax positions	646	—	—		646
Deferred tax liabilities, net	4,063	—	—		4,063

	862,667	—	—		862,667
Deferred revenue	41,409	—	—		41,409
Acquisition-related contingent consideration	278,706	—	—		278,706
Long-term debt	5,187,968	—	323,535	(K)	5,511,503
Liabilities for uncertain tax positions	103,208	—	—		103,208
Other long-term liabilities	1,177,905	—	—		1,177,905
Deferred tax liabilities, net	152,399	—	1,690	(J)	154,089

Total liabilities	7,804,262	—	325,225		8,129,487

Shareholders’ equity
Common shares	5,981,493	—	—		5,981,493
Additional paid-in capital	275,277	—	—		275,277
Accumulated deficit	(2,056,402)	—	(3,811	) (M)	(2,060,213)
Accumulated other comprehensive income	(186,269)	—	—		(186,269)

Total shareholders’ equity	4,014,099	—	(3,811)		4,010,288

Total liabilities and shareholders’ equity	$11,818,361	$—	$321,414		$12,139,775

See the accompanying notes to the unaudited pro forma condensed combined financial statements, which are an integral part of these statements. The pro forma adjustments are explained in Note 7. Pro Forma Adjustments in connection with the Acquisition of Ortho.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED

COMBINED FINANCIAL STATEMENTS

1.	Description of Transaction

On July 15, 2011, Valeant entered into an agreement to acquire the assets of the Ortho Dermatologics division of Janssen Pharmaceuticals, Inc. for a total consideration of $346.1 million for the assets, which includes prescription brands RETIN-A MICRO®, ERTACZO®, and RENOVA®. The transaction closed on December 12, 2011.

2.	Basis of Presentation

The unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 805, Business Combinations, and uses the fair value concepts defined in ASC Topic 820, Fair Value Measurements, and was based on the historical financial statements of Valeant and the historical special-purpose financial statements of Ortho. Those special-purpose financial statements only present the assets being sold as part of the acquisition of Ortho by Valeant and the revenues and expenses of Ortho, including certain allocated expenses of Janssen Pharmaceuticals Inc.

Certain reclassifications have been made to the historical financial statements of Old Valeant and historical special-purpose financial statements of Ortho to conform to the financial statement presentation adopted by Valeant. The adjustments made to the historical financial statements of Old Valeant primarily relate to the presentation of alliance and royalty revenue, service and other revenue, in-process research and development charges, restructuring charges, acquisition-related costs, and accrued liabilities for uncertain taxes. The adjustments made to the historical special-purpose financial statements of Ortho relate to the presentation of amortization expense.

Under the acquisition method of accounting, the assets acquired of Ortho and the related deferred taxes have been recorded as of the completion of the acquisition, primarily at their respective fair values and added to those of Valeant. Financial statements and reported results of operations of Valeant issued after completion of the acquisition will reflect these values, but will not be retroactively restated to reflect the historical financial position or results of operations of Ortho.

Under ASC 805, acquisition-related transaction costs (i.e., advisory, legal, valuation, other professional fees) and certain acquisition-related restructuring charges are not included as a component of consideration transferred but are accounted for as expenses in the periods in which the costs are incurred. Total acquisition-related transaction costs incurred in connection with the Biovail-Valeant Merger was $109.6 million. Total acquisition-related transaction costs expected to be incurred by Valeant in connection with the acquisition of Ortho are estimated to be approximately $5.3 million, of which $1.5 million had been incurred in the nine months ended September 30, 2011. The remaining estimated transaction costs are reflected in these unaudited pro forma condensed combined balance sheet as of September 30, 2011 as a reduction to cash and cash equivalents and an increase to accumulated deficit.

3.	Accounting Policies

Valeant completed a review of Ortho’s accounting policies and did not identify any differences that would have a material impact on the combined financial statements. The unaudited pro forma condensed combined financial statements do not assume any differences in accounting policies.

4.	Fair Value of Consideration Transferred

Pursuant to the terms of the Asset Purchase Agreement, Valeant acquired the assets of the Ortho for cash consideration of $346.1 million. The purchase price is subject to a closing inventory adjustment, which will be finalized within ninety days after the closing date. Purchase price adjustments recorded subsequent to this date will affect the recorded amount of goodwill.

The following table summarizes the consideration paid for the acquisition of Ortho, including an estimate of the inventory adjustment. The purchase price set out below is preliminary and subject to change as final information becomes available:

(In thousands)
Initial purchase price	$345,000
Closing inventory adjustment	1,109

Cash consideration transferred	$346,109

5.	Assets Acquired and the Related Deferred Taxes

The following table summarizes the estimated fair values of the assets acquired by Valeant and the related deferred taxes in the connection with the acquisition of Ortho as of the acquisition date. These amounts are provisional and subject to change.

(In thousands)
Inventories (a)	$6,169
Identifiable intangible assets (b)	337,917
Property, plant and equipment	206
Deferred income taxes, net (c)	(1,690)

Total identifiable net assets acquired	$342,602

Goodwill (d)	3,507

Net assets acquired	$346,109

(a)	A preliminary fair value of $6.2 million has been allocated to inventory acquired. Valeant’s assumptions as to the fair value of Ortho’s inventory may change as it conducts, with the assistance of a third party appraiser, a valuation of Ortho’s inventory. Valeant’s pro forma fair value adjustment to inventory is based on Ortho’s inventory at the acquisition date, adjusted as follows based on Valeant management’s estimates using the following valuation methods:

i.	Finished goods at estimated selling prices less the sum of costs of disposal and a reasonable profit allowance for the selling effort of a market participant;

ii.	Work in process at estimated selling prices of finished goods less the sum of costs to complete, costs of disposal, and a reasonable profit allowance for the completing and selling effort of a market participant based on profit for similar finished goods; and

iii.	Raw materials at current replacement costs.

(b)	A preliminary fair value estimate of $337.9 million has been allocated to intangible assets acquired, primarily consisting of product brands and in-process research and development (“IPR&D”). Amortization related to the fair value of amortizable intangible assets, taken over a weighted average life of 9 years for product brands is reflected as pro forma adjustments to the unaudited pro forma combined condensed statements of income.

A key variable in determining the fair value of IPR&D includes the application of probability factors related to the likelihood of success of the respective products reaching each remaining stage of clinical and regulatory development, including market commercialization. Given the preliminary stage of development of the product candidates at the acquisition date, future cash flows were not estimated and the fair value of IPR&D has been determined on the basis of a cost approach. Using the cost approach, the fair value was based on the development activities and related expenditures incurred since inception of the IPR&D program.

(In thousands)	Estimated Fair Value	Average Estimated Useful Life
Product brands	$333,599	9 years
IPR&D – indefinite-lived *	4,318	N/A

Total	$337,917

*	Acquired IPR&D assets are initially recognized at fair value and are classified as indefinite-lived assets until the successful completion or abandonment of the associated research and development efforts. Accordingly, during the development period after the acquisition date, these assets will not be amortized into earnings; instead these assets will be subject to periodic impairment testing. Upon successful completion of the development process for an acquired IPR&D project, a determination as to the useful life of the asset will be made; at that point in time, the asset would then be considered a finite-lived intangible asset and amortization of the asset into earnings would commence. If an IPR&D project were not successfully developed, an impairment charge would result.

(c)	Represents the estimated deferred income tax liability, based on an estimated income tax rate of 1%, multiplied by the deductible portion of the intangible assets arising from the acquisition of Ortho. The acquisition of Ortho is treated as an asset acquisition for tax purposes and there is no difference between the accounting and tax bases for the assets acquired except for intangible assets. The intangible assets were primarily acquired by Valeant’s operating subsidiary in Barbados, which is subject to a low effective tax rate. The pro forma adjustment to record the effect of deferred taxes was computed as follows:

(In thousands)
Estimated fair value adjustment of identifiable intangible assets acquired	$337,917
Less: non-deductible portion under the respective tax laws	(168,958)

Deductible portion of fair value adjustment of identifiable intangible assets acquired	168,959

Deferred income tax associated with the identifiable intangible assets acquired at 1% tax rate	$1,690

(d)	Goodwill is calculated as the difference between the acquisition date fair value of the consideration expected to be transferred and the preliminary fair values assigned to the assets acquired and the related deferred taxes. Goodwill is not amortized and is not deductible for tax purposes.

6.	Pro Forma Adjustments in connection with the Biovail-Valeant Merger

This note summarizes the pro forma adjustments in connection with the Biovail-Valeant Merger to give effect to the Merger as if it had occurred on January 1, 2010:

(a)	To record amortization expense as follows:

(In thousands)	Year Ended December 31, 2010
Eliminate Old Valeant’s historical intangible asset amortization expense	$(67,641)
Estimated amortization expense of acquired finite lived intangible assets
Product brands (estimated to be $2,923,910 over weighted average useful life of 16 years)	171,814
Corporate brands (estimated to be $168,700 over weighted average useful life of 20 years)	8,435
Product rights (estimated to be $308,021 over weighted average useful life of 9 years)	43,591
Out-licensed technology and other (estimated to be $218,740 over weighted average useful life of 7 years)	39,736
Reverse post-Merger amortization expense of acquired finite lived intangible assets recognized by Valeant	(85,963)

Total	$109,972

Amortization expense related to intangible assets that arose from business combinations completed by Old Valeant in the second quarter of 2010 has been included in the unaudited pro forma condensed consolidated statement of income as if Biovail had acquired those intangible assets as of the date on which each respective business combination was consummated.

(b)	To record depreciation expense related to property, plant and equipment fair value increments, as follows:

(In thousands)	Year Ended December 31, 2010
Estimated depreciation expense for fair value increments:
Buildings (estimated to be $(4,567) over remaining useful life of 30 years)	$(152)
Machinery and equipment, automobiles (estimated to be $12,453 over remaining useful life of 7 years)	1,779
Furniture and fixtures (estimated to be $(3,760) over remaining useful life of 7 years)	(537)
Reverse post-Merger depreciation expense for the fair value increments recognized by Valeant	(272)

Total	$818

Depreciation expense relating to property, plant and equipment fair value increments has been allocated to cost of goods sold, research and development, and selling, general and administrative in the following percentages: 50%, 4%, 46%, respectively, which is consistent with Old Valeant’s historical allocation.

(c)	To record the following debt related adjustments:

(In thousands)	Year Ended December 31, 2010
Eliminate interest expense recorded by Old Valeant related to debt that was refinanced in connection with the Biovail-Valeant Merger(a)	$(39,317)
Amortization of the fair value adjustment to Old Valeant’s 4% convertible subordinated notes(b)	(1,600)
Additional interest expense related to the new debt in connection with the Biovail-Valeant Merger(c)	175,220

Eliminate amortization of deferred financing costs recorded by Biovail related to the senior secured revolving credit facility(d)	(1,627)
Reverse interest expense related to the new debt in connection with the Merger recognized by Valeant in the post-Merger period	(47,806)

Total	$84,870

(a)	Interest expense, including amortization of original issue discount and underwriter fees, on Old Valeant 8.375% and 7.625% senior unsecured notes and senior secured term loan, is eliminated as these notes and term loan were repaid as part of the Merger transaction.
(b)	Fair value adjustment to existing Old Valeant debt will be amortized to net earnings of Valeant using the effective interest method. The effective interest rate is 4.62%.
(c)	Old Valeant, in connection with the Merger, secured financing of $125 million under a senior secured revolving credit facility, $1.0 billion under a senior secured term loan A facility (the “Term Loan A Facility”), and $1.625 billion under a senior secured term loan B facility (the “Term Loan B Facility”). Old Valeant borrowed an aggregate of $2.5 billion under the Term Loan A and Term Loan B Facilities and used a portion of the proceeds to undertake the following transactions prior to the Merger:

•	fund the payment of the special dividend of $16.77 per share of Old Valeant common stock to Old Valeant stockholders of record;

•

fund the legal defeasance of Old Valeant’s existing 8.375% and 7.625% senior unsecured notes, by depositing with the trustee amounts sufficient to pay 100% of the outstanding aggregate principal amount of the notes, plus applicable premium and accrued and unpaid interest, on October 27, 2010; and

•	fund the repayment in full of indebtedness under Old Valeant’s existing senior unsecured term loan.

Concurrent with the closing of the Merger, Old Valeant issued $500.0 million aggregate principal amount of 6.75% senior notes due October 1, 2017 (the “6.75% Senior Notes”) and $700.0 million aggregate principal amount of 7.00% senior notes due October 1, 2020 (the “7.00% Senior Notes”). A portion of the 6.75% Senior Notes and the 7.00% Senior Notes was used to pay down $1.0 billion of the Term B Loan Facility. The effective interest rates for the 6.75% Senior Notes and the 7.00% Senior Notes are 6.84% and 7.09%, respectively.

Effective November 29, 2010, Valeant terminated and prepaid the remaining balance of the Term Loan B Facility with the net proceeds from the issuance of the 2018 Senior Notes. The 2018 Senior Notes has aggregate principal amount of $1.0 billion and bears interest at a rate of 6.875%. The effective interest rate for the 2018 Senior Notes is 7.00%.

In addition, effective March 8, 2011, Valeant terminated and prepaid the Term Loan A Facility in full with the net proceeds from the issuance of the 2016 Senior Notes and the 2022 Senior Notes. The 2016 Senior Notes has aggregate principal amount of $950 million and bears interest at a rate of 6.5% whereas the 2022 Senior Notes has aggregate principal amount of $550 million and bears interest at a rate of 7.25%. The effective interest rates for the 2016 Senior and the 2022 Senior Notes are 6.50% and 7.50%, respectively.

The pro forma adjustment above reflects the effect of the refinancing transactions described above.

(d)	Amortization of deferred financing costs related to Biovail’s senior secured revolving credit facility is eliminated as this facility has been terminated in connection with the Merger.

(d)	To eliminate the write-off of deferred financing costs related to Biovail’s senior secured revolving credit facility, which was terminated in connection with the Merger, as they do not have a continuing impact on Valeant’s financial results.

(e)	To eliminate the loss on extinguishment of debt related to Old Valeant’s debt that was repaid in connection with the Merger.

(f)

To record an estimate of the deferred income tax impacts of the acquisition on the balance sheet and income statement, primarily related to the additional expense on incremental debt to finance the acquisition, estimated fair value adjustments for inventory, property, plant and equipment and intangibles and reversal of acquisition-related transaction costs (see note 6(a), (b), (c), (d), (e), (g), (h),

(i)). A combined U.S. Federal and state estimated tax rate of 38% has been used in accordance with Valeant’s intention to repatriate to the U.S. the earnings of non-U.S. subsidiaries which are owed by the U.S. corporation. The effective tax rate of Valeant could be significantly different than the tax rates assumed for purposes of preparing the unaudited pro forma condensed combined financial statements for a variety of factors, including post-acquisition activities. Valeant has assumed that the remaining net deferred tax assets will be utilized based on reversing temporary differences, expected future income and, if necessary, available tax-planning strategies relating to the timing of the repatriation of foreign earnings which are not permanently reinvested.

(g)	To adjust share-based compensation expense related to unvested stock options and restricted stock units (RSUs) issued by Valeant to replace Old Valeant stock options and RSUs:

(In thousands)	Year Ended December 31, 2010
Eliminate Old Valeant’s historical share-based compensation expense	$(18,886)
Estimated share-based compensation relating to the Valeant stock options and RSUs issued to replace the unvested Old Valeant stock options and RSUs	80,798
Reverse share-based compensation in connection with the replacement options and RSUs recognized by Valeant subsequent to the Merger	(41,547)

Total	$20,365

The share-based compensation adjustment has been allocated to the cost of goods sold, research and development, and selling, general and administrative in the following percentages: 2%, 2%, 96%, respectively, which is consistent with Old Valeant’s historical allocation.

(h)	To eliminate acquisition-related transaction costs and restructuring charges incurred by Valeant and Old Valeant in connection with the Merger as they do not have a continuing impact on Valeant’s financial results.

(i)	Valeant’s cost of sales for the year ended December 31, 2010 includes the fair value adjustment related to inventory acquired as part of the Biovail-Valeant Merger. Given the sale of the acquired inventory is expected to occur within the first year subsequent to the Merger, there is no continuing impact of the acquired inventory adjustment on Valeant’s operating results, and as such, the inventory fair value adjustment recognized for the year ended December 31, 2010 and for the nine months ended September 30, 2011 has been reversed for purposes of the unaudited pro forma condensed combined statement of income.

7.	Pro Forma Adjustments in connection with the Acquisition of Ortho

This note should be read in conjunction with Note 1. Description of Transaction; Note 2. Basis of Presentation; Note 4. Fair Value of Consideration Transferred; and Note 5. Assets Acquired and the Related Deferred Taxes. The following summarizes the pro forma adjustments in connection with the acquisition of Ortho to give effect to the acquisition as if it had occurred on January 1, 2010 for purposes of the pro forma condensed combined statements of income and on September 30, 2011 for purposes of the pro forma condensed combined balance sheet:

(A)	To reclassify amortization expense from cost of goods sold to conform to Valeant’s financial statement presentation.

(B)	To record an estimate of intangible asset amortization as follows:

(In thousands)	Year Ended December 31, 2010	Nine Months Ended September 30, 2011
Reclassification of amortization expense to conform to Valeant presentation	$867	$650
Eliminate Ortho’s historical intangible asset amortization expense	(867)	(650)
Estimated amortization expense of acquired finite-lived intangibles:
Product brands (estimated to be $333,599 over weighted average of 9 years)	39,081	29,311

Total	$39,081	$29,311

(C)	To record an additional provision for income taxes on the operating results of Ortho at the estimated effective tax rate of 4%. Ortho was not a standalone tax paying entity prior to the acquisition and therefore, the adjustment reflects the incremental taxes Valeant would have incurred on the pre-tax income of Ortho, net of the pro forma adjustments. No tax effect is recorded on the allocation of interest expense (see Note (D)) due to the cumulative tax losses incurred by Valeant do not the support the recognition of such tax benefits.

(D)	To record an allocation of the interest expense on the $2 billion senior secured credit facilities obtained by Valeant on October 20, 2011, of which a portion of the proceeds was used to fund the acquisition of Ortho.

The senior secured credit facilities consist of a $275 million revolving credit facility, including a sublimit for the issuance of standby and commercial letters of credit and a sublimit for swing line loans (the “Revolving Credit Facility”), and a $1.725 billion senior secured term loan A facility (the “Term Loan A Facility”), which includes a $500 million delayed draw term loan facility (the “Delayed Draw Facility” and, together with the Revolving Credit Facility and the Term Loan A Facility, the “Senior Secured Credit Facilities”). The Revolving Credit Facility matures on April 20, 2016 and does not amortize. The Term Loan A Facility matures on April 20, 2016 and amortizes quarterly commencing March 31, 2012 at an initial annual rate of 5.0%. The amortization schedule under the Term Loan A Facility will increase to 10.0% annually commencing March 31, 2013 and 20% annually commencing March 31, 2014, payable in quarterly installments.

Borrowings under the Senior Secured Credit Facilities bear interest at a rate per annum equal to, at Valeant’s option, either (a) a base rate determined by reference to the higher of (1) the rate of interest quoted in the print edition of The Wall Street Journal, Money Rates Section, as the Prime Rate (currently defined as the base rate on corporate loans posted by at least 75% of the nation’s thirty largest banks) and (2) the federal funds effective rate plus 1/2 of 1% or (b) a LIBO rate determined by reference to the costs of funds for U.S. dollar deposits for the interest period relevant to such borrowing adjusted for certain additional costs, in each case plus an applicable margin. The initial applicable margin for borrowings under the senior secured credit facilities is 1.75% with respect to base rate borrowings and 2.75% with respect to LIBO rate borrowings. Interest rates are subject to increase or decrease quarterly based on leverage ratios.

The effective interest rate for the Senior Secured Credit Facilities is 3.3%. A 100 basis-point change in interest rate could increase or decrease interest expense for the year ended December 31, 2010 and for the nine months ended September 30, 2011 by $3.2 million and $2.4 million, respectively.

(E)	To eliminate acquisition-related transaction costs incurred by Valeant in connection with the acquisition of Ortho for the nine months ended September 30, 2011 as they do not have a continuing impact on Valeant’s financial results.

(F)	To adjust acquired inventory to an estimate of fair value. Subsequent to the acquisition, Valeant’s cost of sales will reflect the increased valuation of Ortho’s inventory as the acquired inventory is sold which is expected to occur within the first year post-acquisition. There is no continuing impact of the acquired inventory adjustment on the combined operating results, and as such, it is not included in the unaudited pro forma condensed combined statement of income.

(G)	To adjust intangible assets (including IPR&D intangibles) to an estimate of fair value, as follows:

(In thousands)
Eliminate Ortho’s historical intangible assets	$(6,237)
Estimated fair value of intangible assets acquired	337,917

Total	$331,680

(H)	To adjust property, plant and equipment to an estimate of fair value.

(I)	To record goodwill arising from the acquisition.

(J)	To record an estimate of deferred tax liabilities on assets acquired.

(K)	To record a portion of the $2 billion Senior Secured Credit Facilities obtained by Valeant on October 21, 2011 that was used to fund the acquisition of Ortho.

(L)	To record the cash impact of the acquisition of Ortho, including financing and transaction costs, as follows:

(In thousands)
Cash consideration transferred	$(346,109)
Proceeds from senior secured credit facilities (see Note (K))	323,535
Acquisition-related transaction costs (see Note (M))	(3,811)

Total	$(26,385)

(M)	To record acquisition-related costs incurred in connection with the acquisition of Ortho that has not been reflected in the historical financial statements of Valeant. The amount is recorded as a reduction to cash and cash equivalents and an increase to accumulated deficit.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

These unaudited pro forma condensed combined financial statements may be deemed to be forward-looking statements within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements are typically identified by the words “believe,” “expect,” “anticipate,” “intend,” “estimate” and similar expressions. Such statements may include, but are not limited to, statements about the benefits of the acquisition between Valeant and

Ortho, including future financial and operating results, the combined company’s plans, objectives, expectations and intentions and other statements that are not historical facts. These forward-looking statements are based largely on management’s expectations and are subject to a number of risks and uncertainties. Actual results could differ materially from these forward-looking statements. Neither Valeant nor Ortho undertake any obligation to update publicly or revise any forward-looking statements. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: the possibility that the expected synergies from the acquisition of Valeant and Ortho will not be realized within the expected time period, due to, among other things, the impact of pharmaceutical industry regulation and pending legislation that could affect the pharmaceutical industry; the risk that the businesses will not be integrated successfully; disruption from the acquisition making it more difficult to maintain business and operational relationships; the possibility that the acquisition does not close, including, but not limited to, due to the failure to satisfy the closing conditions; Valeant’s and Ortho’s ability to accurately predict future market conditions; dependence on the effectiveness of Valeant’s and Ortho’s patents and other protections for innovative products; the risk of new and changing regulation and health policies in the U.S. and internationally and the exposure to litigation and/or regulatory actions. Additional factors that could cause results to differ materially from those described in the forward-looking statements can be found in Valeant’s 2010 Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) on February 28, 2011, (http://www.sec.gov).